UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

April 4, 2019

Newmont Mining Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 4, 2019 (the “Effective Date”), Newmont Mining Corporation, a Delaware corporation (the “Company”), as borrower. entered into a credit agreement with  Citibank, N.A. (“Citi”), as administrative agent, Bank of Montreal, Chicago Branch, and JPMorgan Chase Bank, N.A., as co-syndication agents, The Bank of Nova Scotia, BNP Paribas Securities Corp. and TD Securities (USA) LLC, as co-documentation agents and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for the extension of credit to the Company by the lenders thereunder in the form of committed revolving loans and/or uncommitted competitive loans and by the issuing banks thereunder in the form of committed letters of credit (in an aggregate amount not to exceed $1.2 billion), in an aggregate principal amount of up to $3.0 billion (the “Revolving Credit Facility”). Interest rates and fees under the Revolving Credit Facility vary based on the credit ratings of the Company’s senior, unsecured, long-term debt for borrowed money. Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to either (i) LIBOR plus a margin ranging from 0.80% to 1.30% or (ii) the greatest of Citi’s prime rate, the NYFRB rate plus 0.50% and Adjusted LIBOR plus 1.00% plus, in each case, a margin ranging from 0.00% to 0.30%. Facility fees under the Revolving Credit Facility accrue at a rate per annum ranging from 0.075% to 0.20% of the aggregate commitments under the Revolving Credit Facility. Participation fees with respect to performance letters of credit accrue at a rate per annum ranging from 0.40% to 0.65% of the outstanding performance letters of credit and participation fees with respect to financial letters of credit accrue at a rate per annum ranging from 0.80% to 1.30% of the outstanding financial letters of credit. Fronting fees payable to the applicable issuing bank with respect to letters of credit accrue at a rate of 0.125% unless a higher or lower rate is separately agreed upon by the Company and the individual issuing bank thereunder. The Company may request increases in the commitments under the Revolving Credit Facility of up to $500 million. The Credit Agreement expires on April 4, 2024, unless earlier terminated or extended in accordance with its terms.

The Credit Agreement replaces the Company’s existing $3.0 billion credit agreement, dated as of May 20, 2011, as amended and restated as of May 25, 2017, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto (the “2017 Restated Credit Agreement”), which was terminated on the Effective Date. Outstanding letters of credit under the 2017 Restated Credit Agreement in the amount of approximately $70.7 million were transferred on the Effective Date to the Credit Agreement and remain outstanding thereunder.

The proceeds of the Revolving Credit Facility will be used for general corporate purposes.

The Credit Agreement contains representations and warranties, covenants, including a financial covenant requiring that the ratio of Total Indebtedness to Total Capitalization (as such terms are defined in the Credit Agreement) not exceed 0.625 to 1.000, and events of default that are customary for investment grade credit facilities.

The Company’s subsidiaries may request letters of credit up to the full amount of the letter of credit sub-limit as provided in the Credit Agreement, with all such extensions of credit being guaranteed by the Company. The Company’s obligations under the Credit Agreement are unconditionally guaranteed by the Company’s wholly-owned subsidiary, Newmont USA Limited, a Delaware corporation (“Newmont USA”), as provided in the Credit Agreement and the related guarantee by Newmont USA. Newmont USA may be released from such obligations as a guarantor under the Credit Agreement in the future upon satisfaction of certain conditions set forth in the Credit Agreement, and the related guarantee by Newmont USA, including if Newmont USA ceases to guarantee the Company’s other material indebtedness.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Many of the lenders under the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The description of the 2017 Restated Credit Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the description of the 2017 Restated Credit Agreement in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 25, 2017, and the complete text of the 2017 Restated Credit Agreement, filed as Exhibit 10.1 thereto, which is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 4, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newmont Mining Corporation

Date: April 10, 2019	By:	/s/ Logan Hennessey
Logan Hennessey
Vice President, Associate General Counsel and Corporate Secretary